Exhibit 4.33

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) is the type that the registrant treats as private and confidential.

[***]

CELLECTIS S.A. (IEU TI)

european investment banK as Subscriber and CELLECTIS S.A. as Issuer

Subscription AGREEMENT for warrants TO BE ISSUED BY CELLECTIS S.A.Sub dated 30 March 2023

Contents

Clause Page

Contents		2
1.	Definitions and interpretation	3
2.	Subscription	7
3.	Subscription Price	8
4.	Arrangement Fee	9
5.	Conditions	9
6.	Signing, Issuance and Completion	10
7.	Warranties	10
8.	Termination	11
9.	Finance Contract	11
10.	Confidentiality	11
11.	Inside Information	13
12.	Notices	13
13.	Costs	14
14.	Taxes, duties and fees	14
15.	Currency	15
16.	Set-off	15
17.	Variation, Waiver and Right Remedies	15
18.	Effect of Completion	15
19.	Invalidity	15
20.	Governing Law and Jurisdiction	16
Schedule 1 The Company		18
Schedule 2 Signing, Issuance and Completion obligations		19
Schedule 3 Company Certificate		23
Schedule 4 Company Warranties		24
Schedule 5 Warrants Terms and Conditions		26

THIS SUBSCRIPTION AGREEMENT FOR WARRANTS is made on 30 March 2023,

Between:

(1) european investment bank, located at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg, Grand Duchy of Luxembourg (the "Subscriber" or the "Bank"), represented by Donald Fitzpatrick, Head of Division, and Antoine de Lachaux, Investment Officer, duly authorised for the purpose hereof,

and

(2) CELLECTIS S.A., a public limited liability company (société anonyme) incorporated in France under number 428 859 052 RCS Paris, having its registered office at 8 rue de la Croix Jarry, 75013, Paris, France (the "Issuer" or the "Company"), represented by André Choulika, duly authorised for the purpose hereof.

The Subscriber and the Issuer are hereinafter referred to, collectively, as the "Parties" and, individually, as a "Party".

WHEREAS:

Subject to the terms of this Agreement, the Issuer has agreed to allot and issue Warrants and the Subscriber has agreed to subscribe and pay for such Warrants pursuant to the terms of this Agreement; and

Subject to the acknowledgment of the Parties hereto that the Warrants and the Ordinary Shares issuable upon the exercise of the Warrants have not been registered under the U.S. Securities Act and may not be offered or sold in the United States or to U.S. Persons unless the securities are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available;

THEREFORE, IT IS HEREBY AGREED as follows:

1. Definitions and interpretation

1.1 In this Agreement:

"Agreement" means this subscription agreement for warrants entered into between the Subscriber and the Company and any Schedule to this Agreement;

"American Depositary Shares" means the shares of a non-US company denominated in US dollars which are tradable on a US stock exchange and which are issued by American depositary banks (custodian banks) under a depositary agreement;

"Arrangement Fee" means a fee of EUR 0.05 in respect of each Warrant to be subscribed by the Bank;

"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg;

"Cash Injection" means bona fide investments in the Borrower that occurs in the form of subscription of new shares or other securities, including convertible bonds fully subordinated to the Credit;

"Company Warranty" means a statement by the Company set out in Schedule 4 (Company Warranties);

"Completion" means, with respect to each of the Tranche A Warrants, the Tranche B Warrants and the Tranche C Warrants, the effective Subscription by the Subscriber, i.e., full payment of the Subscription Price of the corresponding Warrants by the Subscriber pursuant to Clause 2 (Subscription) and delivery by the Subscriber of its subscription form pursuant to its obligations set out in Part 3 (Completion obligations) of Schedule 2 (Signing, Issuance and Completion obligations);

"Completion Date" means each date on which Completion has occurred;

"Connected Person" means, with respect to any Party, an entity which is Controlled by, Controlling, or under the same Control as, such Party;

"Control" means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and, for the avoidance of doubt, owning more than 50% (fifty per cent.) of the shares of an entity would constitute Control, and "Controlling" and "Controlled" shall be construed accordingly;

"Depositary" means Société Générale Securities Services (SGSS);

"Disbursement Date" has the meaning ascribed to it in the Finance Contract;

"Disbursement Offer" has the meaning ascribed to it in the Finance Contract;

"Encumbrance" means any encumbrance, debenture, mortgage, blocking order, court decision, court order, leases, subleases, preliminary agreements on the conclusion of sub-leases, arrest, execution order, order preventing the sale of any assets, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same;

"Exercise Period" has the meaning ascribed to it in Part 1 (Terms and Conditions of Warrants) of Schedule 5 (Warrants Terms and Conditions);

"Exercise Price" means the price at which the Warrants are exercised, as set out in Part 1 (Terms and Conditions of Warrants) of Schedule 5 (Warrants Terms and Conditions);

"Existing Shares" means the 55,583,768 issued and outstanding shares of EUR 0.05 per value each in the share capital of the Company, making up the entire issued share capital of the Company as of the Signing Date and composed of 55,583,768 Ordinary Shares;

"Expiration Date" means the date on which the Warrants will expire, which is the twentieth (20th) anniversary of each Issuance Date;

"Finance Contract" has the meaning ascribed to it in Part 1 (Terms and Conditions of Warrants) of Schedule 5 (Warrants Terms and Conditions);

"Illegal Activities" means any of the following illegal activities or activities carried out for illegal purposes according to applicable laws in any of the following areas: (i) fraud, corruption, coercion, collusion or obstruction, (ii) money laundering, financing of terrorism or tax crimes each as defined in the AML Directives, and (iii) fraud and other illegal activity against the financial interests of the European Union as defined in the PIF Directive;

"Inside Information" has the meaning ascribed to this term in article 7 of MAR with reference to the Company or its financial instruments;

"Issuance" means, in respect of the Tranche A Warrants, the Tranche B Warrants or the Tranche C Warrants, the issue of the corresponding Warrants;

"Issuance Date" means, in respect of the Tranche A Warrants, the Tranche B Warrants or the Tranche C Warrants, the date on which the Issuance of the corresponding Warrants shall occur;

"MAR" means Regulation (EU) no 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation);

"MAR Letter" means the letter sent by the Subscriber to the Issuer and acknowledged by the Issuer on 28 December 2022 relating to the Issuer’s obligation in respect of MAR and in relation to disclosures relating to Inside Information;

"Milestone Payments" means any payment or other consideration that the Issuer receives in connection with a Partnership, including development, regulatory, or commercial milestones;

"Ordinary Shares" means the ordinary shares of the Company;

"Positive Conditions" means the conditions set out in Clause 5.1(i) and 5.1(ii);

"Register" means the share transfer register and shareholders’ individual accounts (registre de mouvement de titres and comptes individuels d’actionnaires) of the Company and maintained by the Depositary;

"Sanctioned Person" means any individual or entity (for the avoidance of doubt, the term entity includes, but is not limited to, any government, group or terrorist organisation) who is a designated target of, or who is otherwise a subject of, Sanctions (including, without limitation, as a result of being owned or otherwise controlled, directly or indirectly, by any individual or entity, who is a designated target of, or who is otherwise a subject of, Sanctions).

"Sanctions" means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures (including, in particular, but not limited to, measures in relation to the financing of terrorism) enacted, administered, implemented and/or enforced from time to time by any of the following:

(a) the United Nations including, inter alia, the United Nations Security Council;

(b) the European Union including, inter alia, the Council of the European Union and the European Commission, and any other competent bodies/institutions or agencies of the European Union;

(c) the government of the United States of America, and any department, division, agency, or office thereof, including, inter alia, the Office of Foreign Asset Control (OFAC) of the United States Department of the Treasury, the United States Department of State and/or the United States Department of Commerce; and

(d) the government of the United Kingdom, and any department, agency, office or authority including, inter alia, the Office of Financial Sanctions Implementation of His Majesty’s Treasury and the Department for International Trade of the United Kingdom.

"Shares" means (i) the Existing Shares, as well as (ii) any new shares to be issued by the Company from time-to-time (including upon exercise of the Warrants);

"Signing" means the signing of this Agreement by the Parties to it;

"Signing Date" means the date of this Agreement;

"Subscription" means, in respect of the Tranche A Warrants, the Tranche B Warrants or the Tranche C Warrants, the subscription of all the corresponding Warrants;

"Subscription Date" means, in respect of the Tranche A Warrants, the Tranche B Warrants or the Tranche C Warrants, the date of subscription for the corresponding Warrants;

"Subscription Form" means a subscription form substantially in the form set out in Part 2 (Subscription form of Warrants) of Schedule 5 (Warrants Terms and Conditions);

"Subscription Price" means the total amount of EUR 0.05 per Warrant;

"Subsidiary" means, an entity of which the Issuer has direct or indirect Control;

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to the Company;

"Tax Authority" means a taxing or other governmental (local or central), state or municipal authority competent to impose a liability for or to collect Tax;

"Terms and Conditions" means the terms and conditions set forth in Part 1 (Terms and Conditions of Warrants) of Schedule 5 (Warrants Terms and Conditions);

"Tranche" means either the Tranche A, the Tranche B or the Tranche C;

"Tranche A" has the meaning ascribed to it in the Finance Contract;

"Tranche A Warrants" means the number of Warrants determined in accordance with the provisions of Clause 2.3, to be subscribed by the Subscriber as a condition precedent to the disbursement of Tranche A by the Bank under the Finance Contract;

"Tranche B" has the meaning ascribed to it in the Finance Contract;

"Tranche B Warrants" means the number of Warrants determined in accordance with the provisions of Clause 2.4, to be subscribed by the Subscriber as a condition precedent to the disbursement of Tranche B by the Bank under the Finance Contract

"Tranche C" has the meaning ascribed to it in the Finance Contract;

"Tranche C Warrants" means the number of Warrants determined in accordance with the provisions of Clause 2.5, to be subscribed by the Subscriber as a condition precedent to the disbursement of Tranche C by the Bank under the Finance Contract;

"Transaction" means the issuance by the Company of, and Subscription by the Subscriber for, the Warrants;

"U.S. Persons" has the meaning ascribed to it in Rule 902 of Regulation S, promulgated under the U.S. Securities Act (17 CFR § 230.902);

"U.S. Securities Act" means the United States Securities Act of 1933, as amended;

"Warrantholder" means any holder of Warrants; and

"Warrants" means, together, the Tranche A Warrants, the Tranche B Warrants, the Tranche C Warrants and any additional warrants issued by the Company and subscribed by the Subscriber in accordance with the terms of the Agreement, such Warrants being governed by the Terms and Conditions.

1.2 In this Agreement:

(i) references to Clauses and Schedules are, save if explicitly stipulated otherwise, references respectively to clauses of and schedules to this Agreement and all Schedules form part of this Agreement;

(ii) a reference to any statute or statutory provision is a reference to that statute or statutory provision as re-enacted, amended or extended before the Signing Date and includes a reference to any subordinate legislation (as re-enacted, amended or extended) made under it before the Signing Date;

(iii) a reference to a "person" includes any individual, body corporate, company, corporation, firm, partnership, joint venture, association, state, state agency, institution or trust (whether or not having a separate legal personality);

(iv) a reference to a document being in the "agreed form" is a reference to a document in the form and terms approved and, for the purposes of identification only, initialled, by or on behalf of the Subscriber on or before the Signing Date;

(v) a reference to one gender is a reference to all or any genders, and references to the singular include the plural and vice versa;

(vi) a reference to a particular time of day is, unless stated otherwise, a reference to that time in Paris, France; and

(vii) all references to “trading days” shall be construed as references to the days on which the stock exchange on which the Shares are listed is open for trading.

2. Subscription

2.1 The Warrants shall be created and issued in compliance with the terms of this Agreement and upon the decision of the board of directors of the Company, as applicable, itself acting upon delegation of the extraordinary shareholders' general meeting of the Company. They shall be governed by articles L. 228-91 and seq. of the French Commercial Code and such terms and conditions set out below.

2.2 Notwithstanding anything contrary in this Agreement or the Terms and Condition, no decision of the competent corporate body of the Company to issue any Warrants and determine their Exercise Price shall occur before the expiry of a 4 (four)-Business Day period after the publication of any press release by the Company.

2.3 As a condition precedent to the disbursement of the Tranche A under the Finance Contract, the Company undertakes to create and issue such number “X” of Warrants representing a maximum of 5% of the shares outstanding at the Issuance Date of the Tranche A Warrants with respect to the Tranche A and determined in accordance with the following formula:

X = 20,000,000 / (SPa×3.5)

Where:

SPa means the average price per Share over the last 5 (five) trading days (jours de bourse) before the Issuance Date of the Tranche A Warrants, the latter date not being earlier than 3 (three) Business Days before the Completion Date of the Tranche A Warrants.

2.4 As a condition precedent to the disbursement of the Tranche B under the Finance Contract, the Company undertakes to create and issue such number “X” of Warrants determined in accordance with the following formula:

a) If the aggregate amount of Cash Injection and Milestone Payments (including upfront payments) between 31 October 2022 and the issuance of the Disbursement Offer of Tranche B exceeds EUR 42,500,000:

X = 15,000,000 / (SPb×4)

Where:

SPb means the average price per Share over the last 5 (five) trading days (jours de bourse) before the Issuance Date of the Tranche B Warrants, the latter date not being earlier than 3 (three) Business Days before the Completion Date of the Tranche B Warrants.

b) Or otherwise:

X = 15,000,000 / (SPb×3.75)

Where:

SPb means the average price per Share over the last 5 (five) trading days (jours de bourse) before the Issuance Date of the Tranche B Warrants, the latter date not being earlier than 3 (three) Business Days before the Completion Date of the Tranche B Warrants.

2.5 As a condition precedent to the disbursement of the Tranche C under the Finance Contract, the Company undertakes to create and issue such number “X” of Warrants determined in accordance with the following formula:

a) If the aggregate amount of Cash Injection and Milestone Payments (including upfront payments) between 31 October 2022 and the issuance of the Disbursement Offer of Tranche C exceeds EUR 70,000,000:

X = 5,000,000 / (SPc×4.75)

Where:

SPc means the average price per Share over the last 5 (five) trading days (jours de bourse) before the Issuance Date of the Tranche C Warrants, the latter date not being earlier than 3 (three) Business Days before the Completion Date of the Tranche C Warrants.

b) Or otherwise:

X = 5,000,000 / (SPc×4.25)

Where:

SPc means the average price per Share over the last 5 (five) trading days (jours de bourse) before the Issuance Date of the Tranche C Warrants, the latter date not being earlier than 3 (three) Business Days before the Completion Date of the Tranche C Warrants.

2.6 The Company agrees, that all of the Tranche A Warrants, the Tranche B Warrants or the Tranche C Warrants shall automatically be allocated in favour of the Subscriber upon the Subscriber delivering to the Company, on each Completion Date, a Subscription Form duly signed by the Subscriber.

2.7 On each Completion Date, the Subscriber shall subscribe and pay for the Subscription Price, and the Company shall allot and issue the corresponding Warrants to the Subscriber through the Subscription.

2.8 The Company covenants to the Subscriber that subject to satisfaction of the Positive Conditions, it has now and will have at all times up to each Completion Date, the full power and the right to issue and allot the Warrants, as relevant, on the terms set out in this Agreement.

2.9 The Subscriber represents that its competent internal bodies have approved completion of the Transaction and that each person executing the Agreement on behalf of the Subscriber jointly with the other signatory is vested with the capacity and authority to do so.

2.10 The Warrants shall be issued with full title guarantee, free from Encumbrances, free from any pre-emptive rights and together with all rights attaching to them and the Ordinary Shares to be issued upon exercise of the Warrants shall be fungible with all other Ordinary Shares, subject, as the case may be, to their dividend entitlement date (date de jouissance).

2.11 Each Warrant shall be in registered form (titres au nominatif) in compliance with articles L. 211-3 and L. 211-4 of the French Code monétaire et financier. Each Warrant shall be registered in a specific securityholder's account in the name of the Subscriber in the Register, it being specified that such books may be held in electronic form.

3. Subscription Price

The Subscription Price for the Warrants shall be payable by the Subscriber to the Company through the setting off of the receivable owned by the Subscriber against the Company under the Arrangement Fee related to such number of Warrants to be issued, which is valid, due and payable (certaine, liquide et exigible).

4. Arrangement Fee

The Company shall on demand pay to the Bank the Arrangement Fee related to such number of Warrants to be issued on the Subscription Date.

5. Conditions

5.1 The agreement of the Subscriber to subscribe for the Warrants is conditional on:

(i) the Company delivering evidence satisfactory to the Subscriber of:

- approval of the Transaction by the Company's authorised corporate bodies; and

- the capacity and authority of each person executing the Agreement on behalf of the Company;

(ii) the Subscription Price being fully paid by the Subscriber to the Company by means of set-off against a valid, due and payable receivable (créance certaine, liquide et exigible) under the Arrangement Fee;

(iii) the Subscription not resulting in a violation of any agreement to which the Company is a party, its articles of association, any shareholders’ agreement (if any), any law or regulation or judgment to which it is subject;

(iv) the Subscriber continuing to be admitted to trading and listed on the Euronext Growth market of Euronext Paris and Nasdaq;

(v) no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any judgment, decision, decree, injunction or other order which prohibits consummation of the Transaction or that seeks, or have the effect of, restraining or prohibiting consummation of the Transaction; and

(vi) the Issuer not possessing any Inside Information on any Completion Date.

5.2 The Parties must use their best endeavours (obligation de moyens) to ensure the satisfaction of the Positive Conditions at the latest by the Completion Date.

5.3 The Parties agree that all requests and enquiries from any government, governmental agency, court or other regulatory body concerning the Transaction will be dealt with by the Parties in consultation with each other and the Parties must promptly co-operate with, and provide all necessary information and assistance reasonably required by, such government, agency, court or body upon being requested to do so by the other Party.

5.4 If a Positive Condition is not satisfied on the relevant Completion Date at the latest, the rights and obligations of the Parties hereunder shall terminate on such date, unless otherwise agreed in writing by the Parties.

5.5 In the event either Party reasonably believes to be in possession of Inside Information on Completion Date, each Party shall notify the other Party in writing thereof, and the Parties shall discuss in good faith a new Completion Date (not being more than twenty (20) Business Days after the initial Completion Date), in which case the provisions of Clauses 5.3 and 5.4 shall apply to Completion as so deferred; provided further that such deferral may occur up to, and including, the Disbursement Date of the Tranche A, of the Tranche B or of the Tranche C as the case may be. To the extent that any Party considers that the information in its possession does not qualify as Inside Information, if the other Party considers that such qualification may not be correct (and the information may therefore contain Inside Information), the provisions of paragraph 4 of the MAR Letter shall apply, it being specified that, in any event, the Subscriber should not be obliged to subscribe to the Warrants if it believes to be in possession of Inside Information.

6. Signing, Issuance and Completion

6.1 At Signing, the Parties must comply with their respective obligations set out in Part 1 (Signing obligations) of Schedule 2 (Signing, Issuance and Completion obligations).

6.2 At each Issuance Date, the Company must comply with its obligations set out in Part 2 (Issuance obligations) of Schedule 2 (Signing, Issuance and Completion obligations).

6.3 At each Completion Date, the Subscriber must comply with its obligations set out in Part 3 (Completion obligations) of Schedule 2 (Signing, Issuance and Completion obligations).

6.4 If the Subscriber fails to comply with any of its obligations in Part 3 (Completion obligations) of Schedule 2 (Signing, Issuance and Completion obligations), the Company shall, by sending notice to the Subscriber:

(a) elect to proceed to Completion and set another date on which the Subscriber must comply with those obligations which it has failed to comply with by the Completion Date; or

(b) postpone Completion to a Business Day not more than five (5) Business Days after the Completion Date or such other number of Business Days as may be agreed by the Parties in writing.

6.5 If the Company postpones any Completion to another date in accordance with Clause 6.4, the provisions of this Agreement apply as if that other date is the Completion Date and references to the Completion Date will be construed as if they were references to that other date.

6.6 At each Completion Date, the Company must comply with its obligations set out in Part 3 (Completion obligations) of Schedule 2 (Signing, Issuance and Completion obligations).

7. Warranties

7.1 The Company warrants to the Subscriber that each Company Warranty is at the Signing Date and will be at each Completion Date (by reference to the facts and circumstances existing at that time) sincere, accurate and not misleading.

7.2 Each Company Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Company Warranty or by any other provision of this Agreement.

7.3 Before each Completion Date, the Company must notify the Subscriber immediately if it becomes aware of a fact, circumstance or event which causes, or is likely to cause, a Company Warranty (if the Company Warranty were repeated on Completion by reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in a way that is material to the turnover, profitability or financial position of the Company and/or of a Subsidiary and it shall clearly indicate whether or not such information is already public. Save where and to the extent that the Company has, on its own responsibility, exercised its right to delay the disclosure to the public of the relevant information, pursuant to and in accordance with MAR and any other applicable French laws and regulations, the Company will not share any Inside Information with the Subscriber before it is disclosed to the public and the Completion Date shall be postponed until such Inside Information has been disclosed to the public.

7.4 The Subscriber warrants to the Company that it is not a “distributor” as defined in Rule 902 of Regulation S under the U.S. Securities Act.

8. Termination

This Agreement ceases to have effect when the Subscriber has exercised all of the Warrants, or when all the Warrants have been cancelled in accordance with the terms of this Agreement and at the latest on the Expiration Date (postponed as the case may be in accordance with the provisions of the Terms and Conditions, and including when a transfer of the Warrants, the Put Option or the Call Option has been initiated before the Expiration Date).

9. Finance Contract

The following provisions of the Finance Contract are deemed incorporated in this Agreement by reference (except to the extent expressly modified herein) with the same force and effect as though fully set forth herein, regardless of whether or not all amounts outstanding under the Finance Contract have been paid:

(i) article 7 (a) and (b) of the Finance Contract, save that:

- the Repeating Representations as defined in the Finance Contract only include the representations set out in Paragraph 1 (Authorisations and Binding Obligations), Paragraph 3 (No proceedings), Paragraph 6 (Anti-Corruption), and Paragraph 13 (Sanctions) of Schedule G (Representations and Warranties) of the Finance Contract; and

- such Repeating Representations are deemed to be made by the Company on the anniversary date of each Disbursement Date in respect of each Tranche.

(ii) article 7 (c) of the Finance Contract, save that:

- the undertakings of the Finance Contract which the Company shall undertake only include all undertakings in Schedule I (Information and Visits) and the following undertakings in Schedule H (General Undertakings):

• Paragraph 2 (Completion of Investment),

• Paragraph 3 (Procurement procedure),

• Paragraph 4 (Compliance with laws),

• Paragraph 5 (Environment),

• Paragraph 6 (Integrity),

• Paragraph 10 (Change in business),

• Paragraph 12 (Books and records),

• Paragraph 22 (Maintenance of Status); and

• Paragraph 26 (Sanctions); and

- such undertakings shall remain in force from the date of this Agreement until this Agreement is terminated pursuant to Clause 8 (Termination) above, regardless of whether there is no amount outstanding under the Finance Contract or the Credit (as such term is defined in the Finance Contract) is unavailable.

10. Confidentiality

10.1 Subject to Clause 11.2 and 11.5 below, each Party undertakes to the other Party that it shall not:

(i) disclose any terms of this Agreement or of any agreement or arrangement entered into in connection with this Agreement; or

(ii) use, divulge or communicate to any person any confidential information relating to the Issuer or any of Issuer's Connected Person or concerning the business or affairs of any other Party or any Connected Person of that other Party, and each Party shall use all reasonable endeavours to prevent the use or publication or disclosure of any such confidential information.

10.2 Any Party may disclose information otherwise required by Clause 11.1 to be treated as confidential:

(i) in accordance with any provision of this Agreement requiring or authorising such disclosure, including in an announcement made in accordance with Clause 11.5;

(ii) if and to the extent required by the laws of any relevant jurisdiction;

(iii) if and to the extent requested by any competent regulatory or governmental body, tax authority or securities exchange in any relevant jurisdiction, whether or not the request has the force of law;

(iv) to its professional advisers, auditors or bankers from time to time;

(v) to any of its Connected Persons or their professional advisers, auditors or bankers, in each case from time to time;

(vi) to any director, officer or employee of that Party or of any Connected Person of that party if the information in question is properly and necessarily required by the individual to whom it is disclosed for the purposes of that individual's office or employment;

(vii) if and to the extent the information is or comes into the public domain through no fault of that Party; or

(viii) if and to the extent that the other Party has given its prior written consent to the disclosure.

10.3 Each Party shall ensure that any person to whom confidential information is disclosed pursuant to Clauses 11.2(iv), 11.2(v) or 11.2(vi) is made aware of the obligations of confidentiality contained in this clause and complies with this clause as if binding on it directly.

10.4 Subject to Clause 11.6, following entering into this Agreement, neither Party may:

(i) make or send; or

(ii) permit another person to make or send on its behalf,

a public announcement or circular regarding the existence or the subject matter of the Agreement, unless it has first obtained each other Party's written permission (that permission not to be unreasonably withheld or delayed).

10.5 Clause 11.4 does not apply to an announcement or circular:

(i) which is required by applicable law or regulation, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body; or

(ii) which is required by a rule of a stock exchange or listing authority on which the shares or other securities of the Company are listed or traded (if applicable).

A Party that is required to make or send an announcement or circular in the circumstances contemplated by Clause 11.5(i) or 11.5(ii) must, before making or sending the announcement or circular, consult with each other Party and take into account each other Party's requirements as to the timing, content and manner of making the announcement or circular to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

10.6 The Issuer acknowledges that the Subscriber, because of its status as an international organisation, is subject to certain public consultation and disclosure requirements regarding projects in which it participates and accordingly agrees that the Subscriber shall not be prevented from disclosing information:

(i) in order to protect the Subscriber's interests in the course of any legal or arbitration proceedings to which the Subscriber is a party; and

(ii) in accordance with the Subscriber's transparency policy and anti-fraud policy (as published on Subscriber's website (www.eib.org)); and

(iii) which the Subscriber is required to make by law or regulation, in accordance with any treaty or pursuant to any agreement into which it entered in order to implement such law, regulation or treaty, including (without limitation): (i) to a banking, regulatory or examining authority or other equivalent body of the European Union or of any of its Member States; (ii) to any of the European Court of Auditors, the European Commission, the European Anti-Fraud Office and any other competent EU institution or body; or (iii) to any person upon the order of a competent court of law.

11. Inside Information

11.1 The Company shall (and shall procure that each of its Connected Person) notify the Subscriber in writing each time that it (or any of its Connected Person) provides the Subscriber with any information which the Company considers to be Inside Information.

11.2 The Company shall (and shall procure that each of its Connected Person shall) also promptly inform the Subscriber in writing on each occasion that it considers that any Inside Information previously disclosed to the Subscriber has changed or has ceased to be Inside Information or has been publicly disclosed.

11.3 In the absence of any such notifications, the Company (and each of its Connected Person) will be deemed to represent to the Subscriber on a daily basis that any information (whether confidential or otherwise) provided by the Company (or any of its Connected Person) does not constitute Inside Information.

11.4 Where the Company (or any of its Connected Person) has provided Inside Information to the Subscriber in connection with this Agreement or any Finance Document (in particular during an Exercise Period ((as defined in Part 1 (Terms and Conditions of Warrants) of Schedule 5 (Warrants Terms and Conditions)), it shall ensure the public disclosure of such information at the same time, in a manner complying with MAR and any other applicable French law and regulations, save where and to the extent that the Company has, on its own responsibility, exercised its right to delay the disclosure to the public of the relevant information, pursuant to and in accordance with MAR and any other applicable French laws and regulations (in which case the Subscriber would also be bound in the same terms than the Company pursuant to MAR and any other applicable French law and regulations).

12. Notices

12.1 Form of notice

(a) Any notice or other communication given under this Agreement must be in writing and, unless otherwise stated, may be made by letter, facsimile and electronic mail.

(b) Notices and other communications for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter, facsimile or by electronic mail. Such notices and communications shall be deemed to have been received by the other Party:

(i) on the date of delivery in relation to a hand-delivered or registered letter;

(ii) on receipt of transmission in relation to a facsimile;

(iii) in the case of any electronic mail sent by the Company to the Subscriber, only when actually received in readable form and only if it is addressed in such a manner as the Subscriber shall specify for this purpose, or

(iv) in the case of any electronic mail sent by the Subscriber to the Company, when the electronic mail is sent.

(c) Any notice provided by the Company to the Subscriber by e-mail shall:

(i) mention the Agreement numbers in the subject line; and

(ii) be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more authorised signatories of the Company as appropriate, attached to the e-mail.

(d) Notices issued by the Company pursuant to any provision of this Agreement shall, where required by the Subscriber, be delivered to the Subscriber together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Company and the authenticated specimen signature of such person or persons.

(e) The Parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand (sous seing privé).

12.2 Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Agreement is:

For the Subscriber	[***]
For the Company	Attention: [***] 8 rue de la croix jarry, 75013, Paris, France France Email address [***]

12.3 Demand after notice to remedy

The Subscriber and the Company shall promptly notify the other party(ies) in writing of any change in their respective communication details.

13. Costs

Unless otherwise agreed in writing with the Subscriber, the Company shall bear its own costs and expenses and the Subscriber's costs and expenses (including legal, accountancy and other advisers and any exchange charges) necessary for the preservation of its rights in relation to the preparation, negotiation, execution, implementation, enforcement and termination of this Agreement (including each Subscription Form) or any ancillary documents, any amendment, supplement or waiver in respect of this Agreement or any ancillary document.

14. Taxes, duties and fees

14.1 The Company shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Agreement or any ancillary document.

14.2 The Company shall pay all amounts due under this Agreement gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Company is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Subscriber so that after withholding or deduction, the net amount received by the Subscriber is equivalent to the sum due.

15. Currency

Payments to be made by the Company shall be made in EUR, unless otherwise agreed in writing with the Subscriber.

16. Set-off

16.1 All payments to be made by the Company under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim (except the payment of the Arrangement Fee by set-off against the Subscription Price for each relevant Warrant).

16.2 A Warrantholder may set off any matured obligation due from the Company (to the extent beneficially owned by that Warrantholder) against any matured obligation owed by that Warrantholder to the Company (including, without limitation, the Exercise Price), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Warrantholder may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Warrantholder may set off in an amount estimated by it in good faith to be the amount of that obligation.

17. Variation, Waiver and Right Remedies

17.1 A variation of this Agreement is valid only if it is in writing and signed by each Party or its duly authorised representative.

17.2 Except in the circumstances provided by this Agreement, failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

17.3 The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

17.4 Without prejudice to the provisions of this Agreement, each Party irrevocably:

(a) waives any right it may have under articles 1186 and 1187 of the French Code civil to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever;

(b) waives any right to invoke the exception set out under 1221 of the French Code civil that provides that the remedy of specific performance shall not be available if there is an obvious disproportion between its costs for the debtor of the obligation and its interest for the creditor of same obligation; and

(c) waives any right it may have under article 1195 of the French Code civil and assumes any risk which may arise from any of the unforeseeable circumstances referred to under such article.

18. Effect of Completion

Each obligation under this Agreement which has not been fully performed by any Completion remains in force after such Completion.

19. Invalidity

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it was not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected and the Parties will endeavour to amend this Agreement so that the economic substance of the affected provision is preserved.

20. Governing Law and Jurisdiction

This Agreement shall be governed by, interpreted and enforced in accordance with, the laws of France, and the Parties irrevocably submit to the exclusive jurisdiction of the Paris Courts for the purposes of hearing and determining any disputes arising hereunder.

[Signature page to follow]

Signature pages

Executed in three (3) originals (two (2) originals for the Bank and one (1) original for the Company) on 30 March 2023.

Signed for and on behalf of EUROPEAN INVESTMENT BANK
_____/s/ [***]___________________ By: [***] Title: [***]	______/s/ [***]__________________ By: [***] Title: [***]

Signature pages

On 30 March 2023. Signed for and on behalf of CELLECTIS S.A.
________________________ By: André Choulika Title: Chief Executive Officer

Schedule 1

The Company

Company name:	CELLECTIS S.A.
Legal form:	Société anonyme
Registered address:	8, rue de la croix Jarry 75013 Paris France
Registration number:	428 859 052 R.C.S. Paris
Country of incorporation:	France
Issued share capital:	EUR (55,583,768 Shares of EUR 0.05 each)
President:	Jean-Pierre Garnier
Managing Director:	André Choulika
Deputy Managing Director:	David Sourdive
Directors:	- Jean-Pierre Garnier (Chairman), André Choulika, David Sourdive, Alex-Swen Malkomes, Laurent Arthaud, Annick Schwebig, Pierre Bastid, Rainer Boehm, Hervé Hoppenot, Donald Berstrom

Schedule 2

Signing, Issuance and Completion obligations

Part 1

Signing obligations

Company's obligations
The Company must ensure that the following items are delivered to the Subscriber:
(a)

Company's Corporate Authority – evidence satisfactory to the Subscriber of the capacity and authority of each person executing a document referred to in this Agreement on behalf of the Company, which shall be a recent and up-to-date extrait Kbis of the Company with the names of the corporate officers of the Company plus, as the case may be, copy of any power of attorney from any of those corporate officers to another person.

(b)

Company's Signing Approval – evidence satisfactory to the Subscriber of the approval of the Transaction by the Company's authorised corporate bodies, i.e.:

(i) a certified copy of the resolution of the competent body (general meeting of shareholders and, as the case may be, board of directors and/or the managing director) of the Company:

a. duly authorising the execution of the Agreement and duly authorising the relevant signatories to execute the Agreement;

b. approving the issuance of the Tranche A Warrants by the Company; and

c. resolving to reserve the issuance of the Tranche A Warrants to the Subscriber.

(ii) a certified copy of each report issued by the statutory auditors in relation to the issuance of the Tranche A Warrants;

(iii) a commitment letter duly executed by the Company whereby the Company undertakes, with respect to the Tranche B Warrants and to the Tranche C Warrants to be issued:

a. to organize any shareholders' general meeting and/or any corporate body meeting, as applicable,

b. to sign, execute, deliver and/or initial or take all required actions in order to allow the shareholders to sign, execute, deliver and/or initial any minutes or attendance sheet, and

c. more generally, do what is necessary and carry out any actions and formalities within the Company’s corporate powers, required in the context of and for the purposes of the issuance of the Tranche B Warrants and of the Tranche C Warrants and, in particular, the convening of a general meeting if, for whatsoever reason, the Tranche B Warrants and the Tranche C Warrants have not been issued within a 18-month period following the general meeting convened to approve their issuance by the Company

(c)	Agreement – a PDF copy of this Agreement, duly and validly executed by the Company.
(d)	Other Documents – any other documents reasonably required by the Subscriber.

Subscriber's obligations
The Subscriber must ensure that a PDF copy of this Agreement duly executed by the Subscriber is delivered to the Company.

Part 2

Issuance obligations

Company's obligations

With respect to each of the Tranche A Warrants, Tranche B Warrants and Tranche C Warrants, the Company must ensure that, unless already delivered pursuant to Part 1 (Signing obligations) of Schedule 2 (Signing, Issuance and Completion obligations) above, a certified copy of the decision of the board of directors and/or the managing director of the Company, as the case may be, deciding to issue the relevant Warrants to the Subscriber is delivered to the Subscriber on or prior to the relevant Issuance Date.

Part 3

Completion obligations

Subscriber's obligations

The Subscriber must, by close of business (Paris Time) on the Completion Date, ensure that a Subscription Form substantially in the form set out in Part 2 (Subscription form of Warrants) of Schedule 5 (Warrants Terms and Conditions) duly signed by the Subscriber is sent to the Company together with the Subscription Price due by the Subscriber (set-off against the receivable owned by the Subscriber against the Company under the Arrangement Fee, which is valid, due and payable (certaine, liquide et exigible)).

Company's initial completion obligation

The Company must, as soon as reasonably practicable on the Completion Date, ensure that a certificate substantially in the form set out in Schedule 3 (Company Certificate) duly signed by its authorised representative is provided to the Subscriber.

Company's obligations

The Company must ensure that the following items are delivered to the Subscriber on the Completion Date:

(i) A copy of the Company's board of directors minutes or the managing director’s decision acknowledging the amount of receivable held by the Subscriber as part of the Arrangement Fee.

(ii) A copy of the report issued by the Company's statutory auditors certifying the amount of receivable held by the Subscriber as part of the Arrangement Fee and to be set off against the Warrants' subscription price.

(iii) A copy of the depositary certificate (certificat du dépositaire) issued by the Company’s statutory auditors evidencing the subscription to the Warrants by the Subscriber.

(iv) The certificate of registration of the Warrants in the Register showing that the Warrants were duly authorised, issued and credited to the Subscriber’s account.

(v) A copy of the Company's board of directors’ minutes or the managing director’s decision acknowledging the subscription to the Warrants by the Subscriber.

Schedule 3

Company Certificate

[on the Company's letterhead]

From: Cellectis S.A.

To: European Investment Bank

The undersigned, Cellectis S.A., a société anonyme organized under the laws of France, having its registered office at 8, rue de la croix Jarry, 75013 Paris, France and registered with the Registry of Commerce and Companies of Paris under number 428 859 052, represented by [_____], duly authorised, declares, after due inquiry, that, on the date hereof, the Company did not reveal any Inside Information to the Subscriber, save where under the MAR, the Company can delay the disclosure to the market of the relevant information.

Capitalized terms not defined herein shall have the meaning ascribed to them in the Subscription Agreement entered into between European Investment Bank and Cellectis S.A. on [_____] 2023.

Done in [_____], in two originals, one being kept by the signatory who acknowledges it,

On [Completion Date]

_____________________________

Cellectis S.A.

By:

Title:

Schedule 4

Company Warranties

1. Enforceability of the Agreement

1.1 The Company:

(a) has the right, power and authority to enter into and perform its obligations under this Agreement; and

(b) has obtained all necessary authorisations, consents and approvals to authorise the execution of, and performance by it or, its obligations under the Agreement.

1.2 This Agreement constitutes obligations binding on the Company in accordance with its terms.

1.3 Except as expressly provided for in this Agreement, no approval, waiver, registration, consultation or notification is required to be obtained or made by the Company in connection with the execution, performance or enforceability of the Agreement entered into or to be entered into by it.

1.4 Neither the execution by the Company of the Agreement nor the performance by the Company of any of its obligations under the Agreement violates or conflicts or will violate or conflict with:

(a) any provision of its constitutional documents (including the Company’s up-to-date articles of association);

(b) any provision of any shareholders’ agreement (if any);

(c) a provision in an agreement or instrument which is binding on it; or

(d) to the best of the Company’s knowledge, any order or judgement of a court, tribunal or governmental or regulatory body which is binding on it.

2. Share capital and constitution

2.1 The Company is properly incorporated and validly existing under the laws of France and its Subsidiaries are properly incorporated and validly existing under the laws of the respective countries in which they are incorporated. The Company and its Subsidiaries have all requisite corporate powers and authority to own their assets and to conduct the business carried on by them.

2.2 The Existing Shares, which comprise the whole of the issued share capital of the Company as at the Signing Date (not including any new shares of the Company which may be issued upon the exercise of outstanding stock options or upon the definitive acquisition of free shares granted to employees of the Company or of its Subsidiaries), have been properly issued and credited to the shareholders' account and are fully paid or credited as fully paid. As of today, the share capital of the Company is listed on the Euronext Growth market of Euronext Paris (ISIN: FR0010425595 ) and American Depositary Shares issued in relation to the shares issued by the Company are listed on the Nasdaq market in the United States. The Warrants will be free of any Encumbrances, including the pre-emptive rights of the Company’s shareholders.

2.3 As of the Signing Date and the Completion Date in respect of the Tranche A Warrants, the Ordinary Shares are the only class of shares issued by the Company.

2.4 As of each Completion Date, the relevant Warrants have been properly issued and credited to the Subscriber's account in the Register.

2.5 The Company is not at present undertaking any re-organisation or merger or exchange of its Shares with or contribution of its Shares to any other company or otherwise changing its capital structure, except for the transactions that are mentioned in the Finance Contract and in this Agreement.

2.6 To the best of the Company’s knowledge, no funds invested in the Company or in a Subsidiary are of illicit origin, including products of money laundering or linked to the financing of terrorism. The Company shall promptly inform the Subscriber if at any time it becomes aware of the illicit origin of any such funds.

2.7 The Company and its Subsidiaries are in compliance with all applicable laws in all material respect.

2.8 The Company and its Subsidiaries are in compliance with all anti-corruption legislation and are neither Sanctioned Persons nor in breach of any Sanction.

2.9 The Company and its Subsidiaries are not engaged in any Illegal Activities and to the best of its knowledge no Illegal Activities have occurred in connection with the Company and its Subsidiaries.

Schedule 5

Warrants Terms and Conditions

Part 1

Terms and Conditions of Warrants

The Warrants and the Ordinary Shares to be issued upon the exercise of any Warrant have not been registered under the Securities Act of 1933, as amended (the "U.S. Securities Act") and the Warrants may not be exercised by or on behalf of any U.S. Person unless registered under the U.S. Securities Act or an exemption from such registration is available.

1. Milestones

The Company has decided/will decide to issue and the Subscriber has decided/will decide to subscribe for Warrants on each Completion Date which shall be exercisable gradually upon the disbursement of each of the three (3) separate Tranches as provided for under the Finance Contract and described as follows:

(i) a Tranche A of EUR 20,000,000 (twenty million euros), the disbursement of which shall be notably conditioned to the subscription by the Subscriber to a number of Warrants determined in accordance with the provision of clause 3.1 below, giving the right to subscribe to, subject to the provisions of the Terms and Conditions, 1 (one) Ordinary Share each (the "Tranche A Warrants");

(ii) a Tranche B of EUR 15,000,000 (fifteen million euros), the disbursement of which shall be notably conditioned to the subscription by the Subscriber to a number of Warrants determined in accordance with the provision of clause 3.1 below, giving the right to subscribe to, subject to the provisions of the Terms and Conditions, 1 (one) Ordinary Share each (the "Tranche B Warrants"); and

(iii) a Tranche C of EUR 5,000,000 (five million euros), the disbursement of which shall be notably conditioned to the subscription by the Subscriber to a number of Warrants determined in accordance with the provision of clause 3.1 below, giving the right to subscribe to, subject to the provisions of the Terms and Conditions, 1 (one) Ordinary Share each (the "Tranche C Warrants").

The Tranche A Warrants, the Tranche B Warrants and the Tranche C Warrants shall be governed by articles L. 228-91 and seq. of the French Commercial Code and by the Terms and Conditions as set forth below.

2. Definitions

2.1 In the Terms and Conditions, the following terms and expressions shall have the meaning ascribed to them below:

"4th and 5th AML Directives" means Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, as amended by Directive 2018/843 of the European Parliament and of the Council of 19 June 2018, and as further amended, supplemented or restated;

"Adjustment Event" has the meaning ascribed to it in Clause 3.6b) (Adjustment in case of change to the structure of the share capital of the Company);

"Affiliate" means means in relation to any person other than an individual, any other person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such first person;

"Agreement" means the subscription agreement for warrants dated 30 March 2023 entered into between the Subscriber and the Company and any Schedule to it, including these terms and conditions;

"American Depositary Shares" means the share of a non-US company denominated in US dollars which are tradable on a US stock exchange and which are issued by American depositary banks (custodian banks) under a depositary agreement.

"AML Criminal Law Directive" means Directive (EU) 2018/1673 of the European Parliament and of the Council of 23 October 2018 on combating money laundering by criminal law;

"AML Directives" means the 4th and the 5th AML Directives and the AML Criminal Law Directive;

"Authorised Transferee" means a Related Transferee, an Affiliate to the Bank or any third party acting on behalf of the Bank (e.g. a trustee);

"Bank" means the European Investment Bank, created pursuant to the Treaty on the Functioning of the European Union, whose registered office is at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg, Grand-Duchy of Luxembourg;

"Beneficiary" has the meaning ascribed to it in Clause 3.10 (Right of first refusal);

"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg;

"Call Option" has the meaning ascribed to it in Clause 3.8 (Call Option);

"Call Option Notice" has the meaning ascribed to it in Clause 3.8 (Call Option);

"Call Option Price" has the meaning ascribed to it in Clause 3.8 (Call Option);

"Cash Injection" means bona fide investments in the Borrower that occurs in the form of subscription of new shares or other securities, including convertible bonds fully subordinated to the Credit;

"Change-of-Control Event" means:

a) any person or group of persons acting in concert (other than the Key Shareholders) gains Control of the Company or of any entity directly or ultimately Controlling the Company; or

b) any person or group of persons acting in concert (other than the Key Shareholders) directly or indirectly through wholly owned subsidiaries owns more than 33% (thirty-three per cent) of the issued share capital and voting rights of the Company; or

c) the Company is delisted from both Euronext Paris and Nasdaq.

"Control" means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and, for the avoidance of doubt, owning more than 50% (fifty per cent.) of the shares of an entity would constitute Control, and "Controlling" and "Controlled" shall be construed accordingly;

"Company" means Cellectis S.A., a société anonyme organized under French law, having its registered office at 8, rue de la Croix Jarry, 75013 Paris, France, registered with the Trade and Companies Register of Paris under number 428 859 052;

"Completion" means, with respect to each of the Tranche A Warrants, Tranche B Warrants and the Tranche C Warrants, the effective Subscription by the Subscriber, i.e., full payment of the Subscription Price of the corresponding Warrants by the Subscriber pursuant to Clause 2 (Subscription) and delivery by the Subscriber of its Subscription Form pursuant to its obligations set out in Part 3 (Completion obligations) of Schedule 2 (Signing, Issuance and Completion obligations);

"Completion Date" means each date on which Completion has occurred;

"Debt Repayment Event" means a prepayment of:

a) any outstanding principal amount due in respect of a Loan on a compulsory basis, including any prepayment in accordance with article 5.3 (Compulsory prepayment) of the Finance Contract except in case of partial prepayment under article 5.3.1 (Investment Cost Reduction Event) and article 5.3.2 (Non-EIB Financing) of the Finance Contract; and

b) any outstanding amount in respect of a Tranche exceeding of 75% of the disbursed amount of the Tranche on a voluntary basis;

"Disbursement Date" has the meaning ascribed to it in the Finance Contract;

"Event of Default Repayment Demand" means a written demand by the Bank to the Company for repayment of all or part of an outstanding Loan pursuant to article 9 (Events of Default) of the Finance Contract;

"Exercise Event" means:

a) a Change-of-Control Event;

b) the occurrence of the Maturity Date of Tranche A;

c) any Public Take Over Bid from a bona fide third party approved by the board of the Company;

d) a Group Asset Sale;

e) a Debt Repayment Event in respect of one or several Tranche(s); or

f) the service by the Subscriber on the Company of an Event of Default Repayment Demand;

"Exercise Period" has the meaning ascribed to it in Clause 3.4 (Exercise Period and Exercise Price);

"Exercise Price" has the meaning ascribed to it in Clause 3.4 (Exercise Period and Exercise Price);

"Exercise Notice" has the meaning ascribed to it in Clause 3.4 (Exercise Period and Exercise Price);

"Exercise Ratio" has the meaning ascribed to it in Clause 3.2 (Exercise ratio);

"Existing Shares" means the 55,583,768 issued and outstanding shares of EUR 0.05 per value each in the share capital of the Company, making up the entire issued share capital of the Company as of the Signing Date and composed of 55,583,768 Ordinary Shares;

"Expert" has the meaning ascribed to it in Clause 3.7 (Put Option);

"Expiration Date" means the date on which the Warrants will expire, which is the twentieth (20th) anniversary of each Issuance Date;

"Fair Market Value" means for each Warrant:

a) for as long as the Shares will be listed on Euronext Paris, (X)(a) the volume weighted average of the trading price of an Ordinary Share over the ninety (90) trading days (jours de bourse) preceding the day of occurrence of the event triggering the obligation to determine the Fair Market Value under this Agreement (in particular, the date of the Put Option Notice foreseen under paragraph 3.7(a) of Part 1 (Terms and Conditions of Warrants) of this Schedule 5 (Warrants Terms and Conditions) or the date on which the new shares are issued under paragraph 3.6(vi) Part 1 (Terms and Conditions of Warrants) of this Schedule 5 (Warrants Terms and Conditions)) or, (b) alternatively, in the context of a Public Take Over Bid, the price of an Ordinary Share offered by a third party in the context of such Public Take Over Bid, multiplied by (Y) the Exercise Ratio, minus (Z) the Exercise Price; or

b) at any time where the Shares would no longer be listed on Euronext Paris, (X)(a) the fair market value of an Ordinary Share as determined in accordance with the provisions of Clause 3.7 (Put Option) or, (b) alternatively, in the context of a Trade Sale, the price of an Ordinary Share offered by a third party in the context of such Trade Sale, multiplied by (Y) the Exercise Ratio, minus (Z) the Exercise Price;

"Finance Contract" means the finance contract entered into on 28 December 2022 between the Bank as lender and the Company as borrower, as amended from time to time;

"First Repayment Date" means the first repayment date of Tranche A;

"Guarantor" has the meaning ascribed to it in the Finance Contract;

"Group Asset Sale" means a sale, assignment, transfer or other disposal of all (or substantially all) of the assets and undertakings of the Group Companies;

"Group Company" means the Company and its Subsidiaries (in any case other than Calyxt, Inc);

"Illegal Activities" means any of the following illegal activities or activities carried out for illegal purposes according to applicable laws in any of the following areas: (i) fraud, corruption, coercion, collusion or obstruction, (ii) money laundering, financing of terrorism or tax crimes each as defined in the AML Directives, and (iii) fraud and other illegal activity against the financial interests of the European Union as defined in the PIF Directive;

"Intellectual Property Rights" means intellectual property of every designation (including, without limitation, patents, utility patents, copyrights, design rights, trademarks, service marks and know how) whether capable of registration or not;

"Investment" has the meaning ascribed to it in the Finance Contract;

"Issuance" means, in respect of the Tranche A Warrants, the Tranche B Warrants or the Tranche C Warrants, the issue of the corresponding Warrants;

"Issuance Date" means, in respect of the Tranche A Warrants, the Tranche B Warrants or the Tranche C Warrants, the date on which the Issuance of the corresponding Warrants shall occur;

"Key Shareholders" means the following key shareholders of the Company:

(a) André Choulika, a French citizen born on 23 January 1965 at Mousseitbh Beyrouth (Lebanon), residing professionally at 6, impasse Dombasle, 75015 Paris (France); and

(b) David Sourdive, a French citizen born on 26 December 1966 at Paris (XIe) (France);

"Lead Organisation" means the European Union, the United Nations and international standard setting organisations including the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force, the Organisation for Economic Cooperation and Development and the Global Forum on Transparency and Exchange of Information for Tax Purposes and any successor organisations;

"Loan" has the meaning ascribed to it in the Finance Contract;

"Masse" has the meaning ascribed to it in Clause 4 (Representations of the Warrantholder);

"Masse Representative" has the meaning ascribed to it in Clause 4 (Representations of the Warrantholder);

"Maturity Date" has the meaning ascribed to it in the Finance Contract;

"Milestone Payments" means any payment or other consideration that the Issuer receives in connection with a Partnership, including development, regulatory, or commercial milestones;

"New Shares" has the meaning ascribed to it in Clause 3.2 (Exercise ratio);

"Obligor" means the Company and each Guarantor;

"Ordinary Shares" means the ordinary shares of the Company;

"Partnership" means any agreement entered into by the Borrower to or with any third party with respect to or permitting any use of the Borrower’s or its affiliates’ technology;

"Permitted Security" has the meaning ascribed to it in the Finance Contract;

"PIF Directive" means Directive (EU) 2017/1371 of the European Parliament and of the Council of 5 July 2017 on the fight against fraud to the European Union's financial interests by means of criminal law as amended, supplemented or restated;

"Public Take Over Bid" means a public offering by any person, or group of persons acting in concert, to purchase all outstanding Shares of the Company;

"Put Option" has the meaning ascribed to it in Clause 3.7 (Put Option);

"Put Option Exercise Period" has the meaning ascribed to it in Clause 3.7 (Put Option);

"Put Option Notice" has the meaning ascribed to it in Clause 3.7 (Put Option);

"Put Option Price" has the meaning ascribed to it in Clause 3.7 (Put Option);

"Related Transferee" means the European Investment Fund (EIF) or any institution of the European Union and any vehicle or similar entity controlled by the Bank, the EIF or any institution of the European Union;

"ROFR Exercise Period" has the meaning ascribed to it in Clause 3.10 (Right of first refusal);

"ROFR Notice" has the meaning ascribed to it in Clause 3.10 (Right of first refusal);

"Sale Offer" has the meaning ascribed to it in Clause 3.10 (Right of first refusal);

"Sanctioned Person" means any individual or entity (for the avoidance of doubt, the term entity includes, but is not limited to, any government, group or terrorist organisation) who is a designated target of, or who is otherwise a subject of, Sanctions (including, without limitation, as a result of being owned or otherwise controlled, directly or indirectly, by any individual or entity, who is a designated target of, or who is otherwise a subject of, Sanctions).

"Sanctions" means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures (including, in particular, but not limited to, measures in relation to the financing of terrorism) enacted, administered, implemented and/or enforced from time to time by any of the following:

(a) the United Nations including, inter alia, the United Nations Security Council;

(b) the European Union including, inter alia, the Council of the European Union and the European Commission, and any other competent bodies/institutions or agencies of the European Union;

(c) the government of the United States of America, and any department, division, agency, or office thereof, including, inter alia, the Office of Foreign Asset Control (OFAC) of the United States Department of the Treasury, the United States Department of State and/or the United States Department of Commerce; and

(d) the government of the United Kingdom, and any department, agency, office or authority including, inter alia, the Office of Financial Sanctions Implementation of His Majesty’s Treasury and the Department for International Trade of the United Kingdom.

"Securities" means any valeur mobilière donnant accès au capital or other securities giving the right, immediately or on a due date, to subscribe or otherwise acquire Shares, including but not limited to stock options (options de souscription ou d’achat d’actions), redeemable shares, warrants and founders’ warrants, subscription rights attached to shares or to such securities and any right whatsoever to receive Shares or such securities;

"Shares" means (i) the Existing Shares, as well as (ii) any new shares to be issued by the Company from time-to-time (including upon exercise of the Warrants);

"Signing Date" means the signing date of the subscription agreement for warrants entered into between the Subscriber and the Company;

"Subscription" means, in respect of the Tranche A Warrants, the Tranche B Warrants or the Tranche C Warrants, the subscription of all the corresponding Warrants;

"Subscription Date" means, in respect of the Tranche A Warrants, the Tranche B Warrants or the Tranche C Warrants, the date of subscription for the corresponding Warrants;

"Subscription Form" means a subscription form substantially in the form set out in Part 2 (Subscription form of Warrants) of this Schedule 5 (Warrants Terms and Conditions);

"Subsidiary" means, in relation to a person, an entity of which that person has direct or indirect Control;

"Subscription Price" means the total amount of EUR 0.05 per Warrant;

"Terms and Conditions" means the terms and conditions of the Warrants set out in Part 1 (Terms and Conditions of Warrants) of this Schedule 5 (Warrants Terms and Conditions);

"Total Assets" has the meaning ascribed to it in the Finance Contract;

"Trade Sale" means the sale of all outstanding Shares of the Company to any person, or group of persons acting in concert;

"Tranche" means either the Tranche A, Tranche B or Tranche C;

"Tranche A" has the meaning ascribed to it in the Finance Contract;

"Tranche A Warrants" has the meaning ascribed to it in Clause 0 (Milestones);

"Tranche B" has the meaning ascribed to it in the Finance Contract;

"Tranche B Warrants" has the meaning ascribed to it in Clause 0 (Milestones);

"Tranche C" has the meaning ascribed to it in the Finance Contract;

"Tranche C Warrants" has the meaning ascribed to it in Clause 0 (Milestones);

"Transfer" has the meaning ascribed to it in Clause 3.10 (Right of first refusal);

"Transfer Notice" has the meaning ascribed to it in Clause 3.10 (Right of first refusal);

"U.S. Persons" means has the meaning ascribed to it in Rule 902 of Regulation S, promulgated under the U.S. Securities Act (17 CFR § 230.902);

"U.S. Securities Act" means the United States Securities Act of 1933, as amended;

"Warrantholder" means any holder of Warrants; and

"Warrants" means, together, the Tranche A Warrants, the Tranche B Warrants and the Tranche C Warrants and any additional warrants issued by the Company and subscribed by the Subscriber in accordance with the terms of the Agreement, such Warrants being governed by the Terms and Conditions.

2.2 In the Terms and Conditions:

(e) References to any document are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(f) References to Clause are to a clause of the Terms and Conditions;

(g) Headings are inserted for convenience only and shall not affect the construction of the Terms and Conditions;

(h) References to a "person" or "persons" shall include any individual, any form of body corporate wherever incorporated or situated, unincorporated association, firm, partnership, joint venture, consortium, association, institution, organization or trust (in each case whether or not having a separate legal personality);

(i) A person includes a reference to that person's legal personal representatives, trustees in bankruptcy and successors;

(j) References to "EUR" shall mean euros; and

(k) All references to “trading days” shall be construed as references to the days on which the stock exchange on which the Shares are listed is open for trading.

3. Issuance and form of the Warrants

3.1 Number of Warrants and Subscription Price

A number “X” of Tranche A Warrants representing a maximum of 5% of the shares outstanding at the Issuance Date of the Tranche A Warrants with respect to the Tranche A and determined in accordance with the following formula:

X =20,000,000 / (SPa×3.5)

Where:

SPa means the average price per Share over the last 5 (five) trading days (jours de bourse) before the Issuance Date of the Tranche A Warrants, the latter date not being earlier than 3 (three) Business Days before the Completion Date of the Tranche A Warrants.

Each Tranche A Warrant giving right to subscribe to, subject to the provisions of Clause 3.6 (Adjustment in case of change of the structure of the share capital of the Company) below, 1 (one) Ordinary Share of the Company.

A number “X” of Tranche B Warrants determined in accordance with the following formula:

a) If the aggregate amount of Cash Injection and Milestone Payments (including upfront payments) between 31 October 2022 and the issuance of the Disbursement Offer of Tranche B exceeds EUR 42,500,000:

X =15,000,000 / (SPb×4)

b) Or otherwise:

X =15,000,000 / (SPb×3.75)

Where:

SPb means the average price per Share over the last 5 (five) trading days (jours de bourse) before the Issuance Date of the Tranche B Warrants, the latter date not being earlier than 3 (three) Business Days before the Completion Date of the Tranche B Warrants.

Each Tranche B Warrant giving right to subscribe to, subject to the provisions of Clause 3.6 (Adjustment in case of change of the structure of the share capital of the Company) below, 1 (one) Ordinary Share of the Company.

A number “X” of Tranche C Warrants determined in accordance with the following formula:

a) If the aggregate amount of Cash Injection and Milestone Payments (including upfront payments) between 31 October 2022 and the issuance of the Disbursement Offer of Tranche C exceeds EUR 70,000,000:

X =5,000,000 / (SPc×4.75)

b) Or otherwise:

X =5,000,000 / (SPc×4.25)

Where:

SPc means the average price per Share over the last 5 (five) trading days (jours de bourse) before the Issuance Date of the Tranche C Warrants, the latter date not being earlier than 3 (three) Business Days before the Completion Date of the Tranche C Warrants.

Each Tranche C Warrant giving right to subscribe to, subject to the provisions of Clause 3.6 (Adjustment in case of change of the structure of the share capital of the Company) below, 1 (one) Ordinary Share of the Company.

The Subscription Price of EUR 0.05 per Warrant shall be paid upon subscription of each Warrant by way of set-off against a valid, due and payable receivable (créance certaine, liquide et exigible) under the relevant Arrangement Fee.

At Completion, with respect to each of the Tranche A Warrants, each of the Tranche B Warrants and each of the Tranche C Warrants, the corresponding Warrants shall be deemed subscribed upon receipt by the Company of (i) a

Subscription Form duly signed by the Subscriber, and (ii) issuance of the depositary certificate (certificat du dépositaire) by the Company’s statutory auditors evidencing the subscription to the Warrants by the Subscriber by way of set-off of the Subscription Price against the relevant Arrangement Fee.

3.2 Exercise ratio

Each Warrant shall entitle its Warrantholder, to subscribe in cash (including for the avoidance of doubt, by way of set-off against valid, due and payable receivables (créances certaines, liquides et exigibles) against the Company), to: subject to the conditions set forth herein (in particular subject to any adjustment in accordance with Clause 3.6 (Adjustment in case of change of structure of the share capital of the company)) one (1) Ordinary Share, in consideration for the Exercise Price (respectively, a "New Share" and the “Exercise Ratio”).

The number of New Shares to which each Warrant gives the right to subscribe shall be as the case may be adjusted in accordance with the provisions of Clause 3.6 (Adjustment in case of change of structure of the share capital of the company).

The exercise of Warrants may only result in the Subscription of a whole number of New Shares.

When a Warrantholder exercises its Warrants and the corresponding number of New Shares would not be a whole number, that Warrantholder may either request to subscribe for:

a) the whole number of New Shares immediately lower than such number, in which case the Company shall pay to that Warrantholder a sum in cash equal to the Subscription Price of one New Share multiplied by the relevant fraction of New Share (rompu); or

b) the whole number of New Shares immediately greater than such number, in which case that Warrantholder shall pay to the Company a sum in cash equal to the Subscription Price of one New Share multiplied by the additional fraction of New Share so requested.

3.3 Rights attached to the New Shares	The New Shares shall be issued, with respect to each of the Tranche A Warrants, the Tranche B Warrants and the Tranche C Warrants, with the same rights as all Existing Shares.
3.4 Exercise Period and Exercise Price

A. Exercise Period

The Warrants are exercisable (i) subject to the disbursement of the relevant Tranche by the Bank under the Finance Contract and (ii) as from the occurrence of an Exercise Event and until the Expiration Date (the “Exercise Period”).

If not duly exercised during the Exercise Period, the right to exercise the Warrants shall automatically lapse and the Warrants shall be deemed automatically null and void and irrevocably cease to be exercisable.

In order to exercise its Warrants, the Warrantholder shall deliver by registered mail or express courier service at the registered office of the Company or by email in accordance with Paragraph 7 (Notices) below, an exercise notice substantially in the form set out in Part 3 (Form of Exercise Notice) of Schedule 5 (Warrants Terms and Conditions) (the “Exercise Notice”).

The Exercise Notice shall be sent within the relevant Exercise Period and the total Exercise Price of all relevant Warrants so exercised shall be paid within three (3) Business Days by the relevant Warrantholder or by any other person designated by the relevant Warrantholder in the Exercise Notice, to the Company.

B. Exercise Price

The exercise price means, with respect to a Warrant, the consideration to be paid by its Warrantholder (or by any other person designated by such Warrantholder in the relevant Exercise Notice) following exercise of such Warrant to subscribe to the New Share(s) to be issued by the Company following exercise of such Warrant, determined in accordance with the following provisions (the “Exercise Price”).

The Exercise Price of a Warrant shall be equal to 99% of the volume weighted average of the trading price of an Ordinary Share over the last three (3) trading days (jours de bourse) before the date of the decision of the competent corporate body of the Company to issue such Warrant (provided that such decision shall not occur less than 4-days after the publication of any press release by the Company).

3.5 Transferability of the Warrants

Subject to Clause 3.10 (Right of first refusal) below, the Warrants (i) shall be detachable from the Loan, and (ii) may be transferred by the Warrantholder in the following context:

a) In case of occurrence of an Exercise Event;

b) With the prior written consent of the Company; or

c) In case of a transfer to a Related Transferee (together with all its rights and obligations under these Terms and Conditions).

provided, in each case, that such transfer may not be made to any transferee that is a U.S. Person.

3.6 Adjustment in case of change to the structure of the share capital of the Company

a) Pursuant to articles L. 228-98 and L. 228-99 al 2, 3° of the French Commercial Code, the Exercise Ratio shall be adjusted as provided in Part 4 of Schedule 5 (Warrants Terms and Conditions).

b) In addition, if the Company issues Securities or Shares, and unless the Warrantholder has previously waived its right to such adjustment in writing, the following adjustment principles shall apply to all the Warrants:

i. In case of any issuance of Securities or Shares after the Issuance Date of the Tranche A Warrants (including employee pension schemes or as a result of the conversion of convertible debentures or warrants issued after the Issuance Date of the Tranche A Warrants), (the "Adjustment Event"), the Exercise Ratio of all the Warrants shall be adjusted so as to grant the Warrantholder the right to subscribe to an additional number of new Shares representing a percentage of the share capital equal to the difference between (i) the portion of share capital (on a fully diluted basis) to which it was entitled as a result of the exercise of its Warrants before the Adjustment Event, and (ii) the portion of share capital (on a fully diluted basis) to which it is entitled as a result of the exercise of its Warrants after the Adjustment Event absent any adjustment.

To the extent legally possible, the above anti-dilution provisions mentioned in paragraphs a) and b) above shall not apply to:

(i) [***];

(ii) [***]; and

(iii) [***].

ii. For the avoidance of doubt, if the provisions of Clause 3.6 (Adjustment in case of change of structure of the share capital of the company) conflict with the provisions provided in Part 4 of Schedule 5 (Warrants Terms and Conditions), the provisions of Clause 3.6 (Adjustment in case of change of structure of the share capital of the company) shall prevail.

3.7 Put Option

a) As from the occurrence of an Exercise Event and until the Expiration Date (the “Put Option Exercise Period”), the Warrantholder may, alternatively to the exercise of its Warrants, request the Company, in one or several times, to buy back all or part of such Warrants then exercisable but not exercised yet (the "Put Option") by delivering to the Company a written notice (the "Put Option Notice") indicating the number of Warrants to be bought back and the corresponding aggregate Put Option Price for all such Warrants (as defined below).

Notwithstanding anything to the contrary, the Put Option is to the sole benefit of the Warrantholder (or its Related Transferees), which remains free to exercise it and which accepts it as an option only, without any undertaking or obligation to exercise the Put Option.

b) In the event the Warrantholder exercises the Put Option and sends a Put Option Notice, the Company shall pay in cash to the Warrantholder in respect of each Warrant addressed in the Put Option Notice, an amount in EUR equal to its Fair Market Value and subject to an aggregated cap for the Warrants included in the Put Option Notice equal to (A) the aggregate amount disbursed by the Bank under the Finance Contract at the time of exercise of the Put Option (which shall not, for the avoidance of doubt, be reduced by any repayment/prepayment)(B) minus any amounts paid under Clause 3.12B(ii) (the "Put Option Price").

For the avoidance of doubt, the Warrantholder may transfer any Warrants which are not included in the Put Option Notice subject to a right of first refusal of the Company in accordance with the provisions of Clause 3.9 (Right of first refusal). If pursuant to 3.7 a), the Warrantholder decides to exercise the Put Option in several times (i.e. by way of various Put Option Notices), the relevant Put Option Price shall be calculated at the time of the relevant Put Option Notice.

c) The following principles shall apply to the determination of the Fair Market Value at any time where the Shares would no longer be listed on Euronext Paris (including, for the avoidance of doubt in the context of a Trade Sale):

(i) the Company and the Warrantholder shall agree on the Fair Market Value within [***] Business Days following receipt of the Put Option Notice;

(ii) in case of failure for the Company and the Warrantholder to reach an agreement on the Fair Market Value within such 10 (ten)-Business Day period, then the Company and the Warrantholder shall appoint an independent expert (the “Expert”) by mutual agreement within [***] Business Days or, in case of failure to agree on the identity of the Expert during such period, by the president of the Commercial Court of Paris (Tribunal de commerce de Paris) at the request of the most diligent of the Company and the Warrantholder;

(iii) the Expert shall act pursuant to the provisions of article 1843-4 of the French Civil Code and shall determine the Fair Market Value in line with the international private equity valuation guidelines (IPEV);

(iv) the Expert shall communicate its valuation of the Fair Market Value to the Company and the Warrantholder within [***] Business Days of its appointment. Such valuation shall be, in the absence of manifest error, final, binding and conclusive upon the Company and the Warrantholder, provided that, if the Expert's valuation is lower than [***] of the Warrantholder's estimated Put Option Price as indicated in the Put Option Notice, the Warrantholder shall be entitled to withdraw the

Put Option Notice within [***] Business Days of receipt of the Expert's valuation, provided further that the Warrantholder shall be entitled, at its entire discretion, to exercise the Put Option at another time;

(v) the fees, costs and expenses of the Expert shall be borne by the Company if the valuation determined by the Expert is at least equal to 95% of the Fair Market Value proposed by the Warrantholder;

(vi) the Warrantholder, the Company and as the case may be, the Expert shall apply the provisions of these Terms and Conditions in order to determine the Fair Market Value;

(vii) the payment of the aggregate Put Option Price for the Warrants included in the Put Option Notice, and the transfer of such Warrants shall be subject to: (i) the mutual agreement between the Company and the Warrantholder on the Fair Market Value or (ii) the receipt of the conclusions of the Expert which contains the determination of the Fair Market Value;

(viii) subject to the provisions of Clause 3.7c)(ix) below, the payment of the aggregate Put Option Price for the Warrants included in the Put Option Notice, and the transfer of such Warrants shall be made at the latest on the 90th (ninetieth) day following (i) the date of the relevant Put Option Notice or (ii) the date of the Put Option Price determination made by the Expert (the "Due Date");

(ix) notwithstanding the provisions of Clause 3.7c)(viii) above:

(1) if the available cash resources of the Company (in light of its scheduled payments and undertakings in the normal course of business) are not sufficient to pay the aggregate Put Option Price for all the Warrants included in the Put Option in full on or prior to the Due Date, the Company shall notify the same to the Warrantholder prior to the Due Date (but in any event [***]), and shall be entitled to purchase only a number of Warrants [***] of the Company according to the applicable accounting principles (as determined in good faith with the Warrantholder), and the remaining number of Warrants shall be purchased by the Company every [***] from time to time with its available cash resources (in light of its scheduled payments and undertakings in the normal course of business) in accordance with the repayment schedule agreed with the Warrantholder and, in any case, by no later than on the Business Day immediately preceding the Expiration Date; and

(2) if, on the Business Day [***] the Expiration Date, the Warrantholder still holds Warrants and their Put Option Price is still not paid in full in accordance with Clause 3.7e) (1) above, the Expiration Date of all the Warrants (included those not included in the Put Option Notice) shall be automatically postponed by one (1) year and, during such additional [***] period, the Put Option price of the remaining Warrants to be transferred shall be paid in accordance with Clause 3.7c) (1) above; postponement of the Expiration Date by successive [***] periods shall occur for so long as the Warrantholder has not received the full Put Option Price without such additional [***] periods exceeding 8 years in aggregate (so that the Expiration Date never exceeds the [***] anniversary of the Issuance Date, being referred to as the “Maximum Expiration Date”), and ;

(3) notwithstanding the foregoing, all the Warrants included in the Put Option Notice which would still be held by the Warrantholder on the Business Day immediately preceding the Maximum Expiration Date (if any), shall be transferred to the Company in consideration for the immediate payment of their Put Option Price.

(x) in any case where, following the exercise of the Put Option, the transfer of the Warrants to the Company would be delayed or postponed in accordance with the provisions of Clause 3.7c)(ix) above, any transfer of Warrants to the Company made from time to time shall be made at a Put Option Price determined at the relevant time in accordance with Clause 3.7.

d) Upon full payment by the Company of the aggregate Put Option Price for the Warrants included in the Put Option Notice, the Company shall have no further obligations to the Warrantholder for the Warrants included in the Put Option Notice which shall be immediately cancelled.

e) The Warrantholder and the Company agree that specific performance (exécution forcée) of the Put Option may be requested in accordance with article 1221 of the French Code Civil and shall therefore fall outside the manifest disproportion (disproportion manifeste) exception contemplated in this article.

f) The Company shall be entitled to be substituted by any then existing shareholder of the Company or other third party for the performance of its rights and obligations under the Put Option provided that:

(xi) the Company shall remain jointly and severally liable for the obligations so transferred; and

(xii) the Company undertakes to ensure that any appointed shareholder or third party acquiring Warrants pursuant to the Put Option fully complies with the following conditions (the "Substitution Conditions"):

(1) has the required capacity and authority to acquire any Warrants;

(2) has a place of incorporation which is not (i) a jurisdiction classified by a Lead Organisation as weakly regulated and/or weakly supervised and/or non-transparent and/or uncooperative or equivalent, in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices or (ii) a jurisdiction that is blacklisted by any Lead Organisation in connection with such activities;

(3) is not under any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief, is current, imminent or pending against the shareholder or its controlling entities or members of the shareholder’s management bodies in connection with Illegal Activities;

(4) is not a Sanctioned Person or in breach of Sanctions; and

(5) is in compliance with all European Union, and French legislation applicable to it, including without limitation any applicable anti-corruption legislation.

g) The Put Option is strictly personal to the Warrantholder and shall thus automatically lapse and become null and void upon the transfer of the Warrants by the Warrantholder to any party (other than any transfer to any Related Transferee).

3.8 Call option

a) In case of a Public Take Over Bid from a third party or a Trade Sale in the context of which [***] sell all their Shares and other Securities, the Company shall have the right to buy back all (and not less than all) the Warrants (the "Call Option") by delivering to the Warrantholder or to the Masse Representative as the case may be, a written notice (the "Call Option Notice") indicating such intention as well as the corresponding aggregate Call Option Price (as defined below).

Notwithstanding anything to the contrary, the Call Option is to the sole benefit of the Company, which remains free to exercise it and which accepts it as an option only, without any undertaking or obligation to exercise the Call Option.

b) In the event the Company exercises the Call Option and sends a Call Option Notice, the Company shall pay to the Warrantholder in respect of each Warrant, an amount in EUR equal to the higher of (a) 0.3 time the aggregate amount disbursed by the Bank under the Finance Contract (which shall not, for the avoidance of doubt, be reduced by any repayment/prepayment) divided by the aggregate number of Tranche A Warrants and Tranche B Warrants and Tranche C Warrants issued (which shall not, for the avoidance of doubt, be reduced by the number of Warrants which might have already been exercised at that time) and (b) its Fair Market Value (the "Call Option Price").

c) The payment of the aggregate Call Option Price for all the Warrants, and the transfer of the Warrants shall be made at the latest on the [***] day following the Call Option Notice.

d) Upon full payment by the Company of the aggregate Call Option Price for all the Warrants, the Company shall have no further obligations to the Warrantholder for the Warrants which shall be immediately cancelled.

e) The Warrantholder and the Company agree that specific performance (exécution forcée) of the Call Option may be requested in accordance with article 1221 of the French Code Civil and shall therefore fall outside the manifest disproportion (disproportion manifeste) exception contemplated in this article.

h) The Company shall be entitled to be substituted by any then existing shareholder of the Company or other third party for the performance of its rights and obligations under the Call Option provided that:

(i) the Company shall remain jointly and severally liable for the obligations so transferred; and

(ii) the Company undertakes to ensure that any appointed shareholder or third party acquiring Warrants pursuant to the Call Option fully complies with the Substitution Conditions applicable mutatis mutandis.

3.9 Form of the Warrants

Each Warrant shall be in registered form (titres au nominatif) in compliance with articles L. 211-3 and L. 211-4 of the French Code monétaire et financier. Each Warrant shall be registered in a specific securityholder’s account in the name of the Warrantholder in the Register, it being specified that such books may be held in electronic form.

3.10 Right of first refusal

Without prejudice of the provisions of Clause 3.7 (Put Option), the Company (the "Beneficiary") shall be granted a right of first refusal to buy back the Warrants owned by the Warrantholder and offered for sale to a third party (the "Transfer") under the same terms and conditions of such third party's offer, provided that such right of first refusal shall not apply if the contemplated sale occurs within the scope of a Public Take Over Bid launched by a third party.

Notice of Transfer

The Warrantholder shall notify to the Company, immediately after having received an offer from third party transferee(s), the contemplated Transfer of Warrants (the "Transfer Notice") by indicating (i) the name (or corporate name) and the address (or registered office) of the planned transferee(s), (ii) the number of Warrants involved in the Transfer, (iii) the price proposed by the third party transferee(s) for the Warrants involved in the Transfer, (iv) the terms and conditions of payment, (iv) the other material terms and conditions of the Transfer allowing evaluation of the offer of the transferee(s).

The sending of the aforementioned Transfer Notice will be deemed an irrevocable offer, subject to no other condition, to sell to the Beneficiary the Warrants involved in the Transfer for the price offered and set forth in the Transfer Notice as well as all other terms and conditions provided in the Transfer Notice (a "Sale Offer").

Exercise of the right of first refusal

a) Within [***] days from the receipt of the Transfer Notice (the "ROFR Exercise Period"), the Company may address to the Warrantholder or to the Masse Representative, as the case may be, a notice pertaining to the acquisition of the entirety of the Warrants involved in the Transfer pursuant to the terms and conditions stipulated in the Transfer Notice (including the price offered) and indicating if the Company intends to be substituted by any then existing shareholder of the Company or other third party (the "ROFR Notice").

b) If a ROFR Notice is not received by the Warrantholder within the ROFR Exercise Period, the Beneficiary will be deemed to have waived its right of first refusal with respect to the relevant Transfer.

c) The ROFR Notice addressed within the ROFR Exercise Period shall be considered as acceptance by the concerned Beneficiary of the Sale Offer for the entirety of the proposed Warrants.

Completion

The Beneficiary will have a period of [***] from the sending of the ROFR Notice to acquire the entirety of the Warrants involved in the Transfer and pay to the Warrantholder(s) the purchase price set forth in the Transfer Notice.

The Company shall be entitled to be substituted by any then existing shareholder of the Company or other third party for the performance of its rights and obligations under the Call Option provided that:

a) the Company shall remain jointly and severally liable for the obligations so transferred; and

b) the Company undertakes to ensure that any appointed shareholder or third party acquiring Warrants pursuant to the Call Option fully complies with the Substitution Conditions applicable mutatis mutandis.

Waiver of the right of first refusal

In the event that the Beneficiary waives (or is deemed to have waived) the exercise of its right of first refusal, the Warrantholder may carry out the Transfer to the transferee(s) specified in the Transfer Notice within a period of [***] from the time of the waiver (or deemed waiver) of the right of first refusal. This [***] period may, as applicable, be increased by the time required to obtain the regulatory clearances that might become necessary. This transfer should be carried out according to the terms and conditions in the Transfer Notice.

Failing a Transfer upon the expiry of the [***] period indicated above (as increased), the Warrantholder shall send a new Transfer Notice which will be subject to the right of first refusal in accordance with these terms and conditions.

3.11 Default interest

If the Company fails to pay any amount payable by it under these Terms and Conditions on its due date, interest shall accrue to the full extent permitted by law and without prior notice (mise en demeure) on any such overdue amount from the due date up to the date of actual payment (both before and after judgment) at an annual rate equal to EURIBOR plus 2% (200 basis points) and shall be payable in accordance with the demand of the Subscriber. For the purpose of determining EURIBOR in relation to this Clause 3.11 (Default interest), the relevant periods within the meaning of Part 5 of Schedule 5 (Warrants Terms and Conditions) (Definition of EURIBOR) shall be successive periods of one month commencing on the due date.

Without prejudice to the fact that it may be due at any time, default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the request of the Subscriber, provided that, within the meaning of article 1343-2 of the French Code civil, such interest is due for a period of at least one year.

3.12 Negative undertakings	A. Disposal of assets a) Except as provided below, for as long as the Subscriber (or any of its Related Transferees) will hold Warrants, but in any event at the latest on the last

Maturity Date, the Company shall not, and shall procure that no Group Company shall, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of any Group Company's business, undertaking or assets (including any shares or securities of any entity or a business or undertaking, or any interest in any of them).

b) Sub-paragraph (a) above does not apply to any such disposal:

(1) made with the prior written consent of the Subscriber;

(2) made on arm's length terms in the ordinary course of business of a Group Company;

(3) made on arm's length terms and at fair market value for cash, which is reinvested in assets of comparable or superior type, value and quality;

(4) made on arm's length terms in exchange for other assets comparable or superior as to type, value and quality;

(5) by one Obligor to another Obligor;

(6) constituted by a licence of Intellectual Property Rights made on arm’s length terms;

(7) of [***] provided the Borrower continues to have full access to such [***] in the context of the Investment;

(8) made in relation to non-material assets which have depreciated to less than [***] of their initial value or which are obsolete;

(9) excluding any disposal otherwise permitted under (2) to (7) above, disposals where the higher of the market value or consideration receivable for such disposals does not exceed (x) [***] of Total Assets during any financial year, and (y) [***] of Total Assets until the Maturity Date; or

(10) arising as a result of Permitted Security,

provided that the disposal is not of assets forming part of the Investment or shares in Subsidiaries holding assets forming part of the Investment, which may not be disposed of unless either (a) the Borrower consults the Bank in relation to such disposal, and the Bank approves the disposal, or (b) the proceeds of the disposal are applied to prepay the Bank in accordance with article 5.3.5 (Disposals) of the Finance Contract.

For the purposes of this paragraph A (Disposal of assets), "dispose" and "disposal" includes any act effecting sale, transfer, lease, contribution or other disposal.

B. Restrictions on distributions

For as long as the Subscriber (or any of its Related Transferees) will hold Warrants, the Company shall not, and shall procure that no other Group Company shall, declare or distribute dividends, or return or purchase shares or make a repayment or payment under a shareholder loan, save:

(i) with the prior written consent of the Subscriber;

(ii) by way of exception to the provisions of Part 4 of Schedule 5 (Warrants Terms and Conditions), any distribution of dividends or return or purchase of shares in respect of which the Company pays to the Warrantholders, at the same time as the payment made to the relevant shareholders of the Company, the amount required so that the Warrantholders receive the same amount that they would have been entitled to had they been shareholders when the declaration or distribution of dividends, or return or purchase of shares was made;

(iii) payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor; and

(iv) any dividend payments made by any Subsidiary.

3.13 Additional undertaking

For as long as Warrants will be outstanding, the Company shall procure that no arrangement to which the Company will be party, in any capacity whatsoever, shall affect any of the rights of the Warrantholder differently than the shareholders of the Company holding the same class of shares to which the Warrants give right.

4. Representation of the Warrantholders

In accordance with article L. 228-103 of the French Commercial Code, the Warrantholders shall be grouped in a masse (the "Masse") with legal status as provided by applicable law, provided there is more than one (1) Warrantholder.

The Masse shall be represented by a person (the "Masse Representative") designated by the general assembly of the Warrantholders in compliance with applicable law.

The provisions in relation to the Masse, the Masse Representative and the general assembly of the Warrantholders under article L. 228-103 shall be applicable to the Warrants.

If at any time the Warrants are held by one Warrantholder, such Warrantholder shall personally exercise the rights granted to the Masse Representative and the general assembly of the Warrantholders.

5. Insolvency of the Company

If insolvency proceedings (including sauvegarde, sauvegarde accélérée, sauvegarde financière accélérée or redressement judiciaire) are opened in respect of the Company, the timeframe for exercising the right to be awarded a portion of the share capital will be open from the time of the judgment approving the safeguard plan or continuation plan, at the option of the Warrantholder, and under the conditions set out in such plan, in accordance with article L. 228-106 of the French Commercial Code.

6. Amendments

The Company may not amend the Terms and Conditions, in any manner whatsoever, unless the prior consent of the Warrantholder on the proposed amendments is obtained by the Company. Notice of any such amendments shall be given to the Warrantholder in accordance with Clause 7 (Notices).

7. Notices

7.1 Form of notice

(a) Any notice or other communication given under the Terms and Conditions must be in writing and, unless otherwise stated, may be made by letter, facsimile and electronic mail.

(b) Notices and other communications for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter, facsimile or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:

(i) on the date of delivery in relation to a hand-delivered or registered letter;

(ii) on receipt of transmission in relation to a facsimile;

(iii) in the case of any electronic mail sent by the Company to the Subscriber, only when actually received in readable form and only if it is addressed in such a manner as the Subscriber shall specify for this purpose, or

(iv) in the case of any electronic mail sent by the Subscriber to the Company, when the electronic mail is sent.

(c) Any notice provided by the Company to the Subscriber by e-mail shall:

(i) mention the Agreement numbers in the subject line; and

(ii) be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more authorised signatories of the Company as appropriate, attached to the e-mail.

(d) Notices issued by the Company pursuant to any provision of the Terms and Conditions shall, where required by the Subscriber, be delivered to the Subscriber together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Company and the authenticated specimen signature of such person or persons.

(e) The Parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand (sous seing privé).

7.2 Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with the Terms and Conditions is:

For the Subscriber	[***]
For the Company	Attention: [***] 8 rue de la croix jarry, 75013, Paris, France France Email address [***]

Part 2

Subscription form of Warrants

CELLECTIS S.A.
Société Anonyme with a share capital of EUR [●]
Registered office: 8, rue de la Croix Jarry, 75013 Paris, France
428 859 052 RCS Paris

(the "Company")

SUBSCRIPTION FORM

1. Amount and conditions of the share capital increase

By its decisions of [ ], the board of directors of the Company, acting upon delegation of the extraordinary shareholders’ general meeting of the Company held on [ ], decided the issuance of a maximum of [ ] Tranche [A/B/C] Warrants, the terms and conditions of such Warrants being attached to this subscription form (the "Warrants").

2. Subscription

We, the undersigned, acting in our capacities as duly authorised signatories of the European Investment Bank, after having acquainted ourselves with the terms and conditions of the issuance and exercise of the Warrants described in the documentation delivered to us and in the current subscription form,

Declare that the European Investment Bank hereby subscribes, for its behalf and on its own account, [ ] Tranche [A/B/C] Warrants issued by the Company representing a total subscription price equal to EUR [ ] to be fully paid up against a valid, due and payable receivable (créance certaine liquide et exigible) which it owns against the Company.

Done in Luxembourg,

In three (3) originals, two (2) being kept by the signatory who acknowledges it,

On ______________________

_____________________________ and _____________________________

Name: Name:

Title: Title:

For and on behalf of: For and on behalf of:

European Investment Bank Cellectis S.A.

NB: the Subscriber shall add the following handwritten mention before his signature "Bon pour la souscription de [ ] ([ ]) Bons de Souscription d’Actions de Tranche [A/B/C] / Subscription of [ ] ([ ]) Tranche [A/B/C] Warrants confirmed"

Part 3

Form of Exercise Notice

From: [ ], [ ], (the "Warrantholder")

To: Cellectis S.A., as the Company

Re: Exercise Notice of Warrants

Dear Sirs

We refer to the terms and conditions of the Warrants issued by the Company on [ ] (the "Terms and Conditions").

Unless otherwise defined in this letter, words and expressions defined in the Terms and Conditions have the same meaning when used in this letter.

We inform you of our intention to exercise [ ] Tranche [A/B/C] Warrants on [ ] in accordance with the terms and procedures set out in the Terms and Conditions, giving right to receive [ ] New Shares from the Company.

The aggregate Exercise Price for the exercise of these [ ] Tranche [A/B/C] Warrants amounts to [ ] (EUR [ ]) to be paid by the Warrantholder in cash by wire transfer to the bank account of the Company or by way of offset against a valid, due and payable receivable (créance certaine, liquide et exigible) owned by the Warrantholder against the Company.

Either (A) the Warrantholder hereby certifies that Warrantholder is not a "U.S. Person" (as defined in the Terms and Conditions) or (B) attached herewith is a written opinion of United States counsel that the New Shares deliverable upon exercise of the Warrants has either been registered under the Securities Act or such issuance is exempt from such registration requirements.

[Warrantholder]

By: __________________

Name: [ ]

Title: [ ]

Part 4

A. Adjustment to the Conversion Ratio pursuant to articles L. 228-98 and L. 228-99 al 2, 3° of the French Commercial Code

The Exercise Price and/or the number of New Shares will be subject to adjustment from time to time according to mandatory legal requirements imposed by the French Commercial Code and in particular by articles L. 228-98 to L. 228-101 (with the exception of the provisions of Articles L. 228-99 1°) and L. 228-99 2°)) and articles R. 228-90 to R. 228-92 of this Code and to the Terms and Conditions.

In accordance with the provisions of article L. 228-98 of the French Commercial Code:

(i) the Company may freely alter its corporate form or purpose without requiring the authorisation of the general meeting of the holders of Warrants;

(ii) the Company may, without requiring the authorisation of the general meeting of the holders of Warrants, redeem its share capital or change its profit distribution and/or issue preferred shares, provided that, as long as any Warrants are outstanding, it takes the necessary measures to preserve rights of the holders of Warrants; and

(iii) in the event of a reduction of the Company’s share capital resulting from losses and realized through a decrease of the par value or of the number of shares comprising its share capital, the rights of the holders of the Warrants will be reduced accordingly, as if they had exercised them before the date such share capital reduction occurred. In the event of a reduction of the Company’s share capital through a decrease in the number of shares comprising its share capital, the new exercise ratio will be equal to the product of the exercise ratio in effect prior to the reduction in the number of shares multiplied by:

Number of shares comprising the share capital after the reduction
Number of shares comprising the share capital prior to the reduction

In accordance with article R. 228-92 of the French Code de commerce, if the Company decides to carry out an issuance, in whatever form, of new shares or securities giving access to the share capital with preferential subscription rights reserved to its shareholders, to distribute reserves, in cash or in kind, or paid in capital or to modify the allocation of profits through the creation of preferred shares, it will inform (to the extent required by applicable regulations) the holders of Warrants by registered letter with acknowledgment of receipt.

B. Adjustments of the exercise ratio in the case of financial transactions implemented by the Company

After completion of any of the following transactions:

 financial transactions with listed preferential subscription rights or through the free distribution of listed subscription warrants;

 free distribution of shares to shareholders, share split or reverse share split;

 incorporation into the share capital of reserves, profits or premiums through an increase of the par value of the shares;

 distribution of reserves and of premiums in cash or in kind;

 free distribution to the Company’s shareholders of any security other than the Company’s shares;

 merger (absorption or fusion), spin-off (scission);

 repurchase by the Company of its own shares at a price higher than the market price;

 change in profit distribution and/or the creation of preferred shares;

 redemption of share capital; and

 distribution of extraordinary dividends.

which the Company may carry out after the issuance of the Warrants, and whose Record Date (as defined below) occurs prior to the delivery date of the shares issued or delivered upon the exercise of the Warrants, the rights of the holders of the Warrants will be maintained up to but excluding the delivery date of the shares by means of an adjustment to the exercise ratio, in accordance with the provisions set out below.

The “Record Date” is the date on which the ownership of the shares of the Company is established in order to determine which shareholders to whom a distribution, attribution, or an allotment, announced or approved on or before such date, should be paid, delivered or carried out.

Such adjustment will be carried out so that, to the nearest hundredth of a share, the value of the shares that would have been delivered if the Warrants had been exercised immediately before the completion of any of the transactions mentioned above, is equal to the value of the shares to be delivered upon the exercise of the Warrants immediately after the completion of such a transaction.

In the event of adjustments carried out in accordance with paragraphs (a) to (j) below, the new exercise ratio will be calculated to two decimal places by rounding to the nearest thousandth (with 0.005 being rounded upwards to the nearest thousandth, i.e., 0.01). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded exercise ratio. However, because the Warrants may only result in the delivery of a whole number of shares, fractional entitlements will be settled as specified below in paragraph “Treatment of fractional entitlements”.

(a) In the event of a financial transaction with listed preferential subscription rights, the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the relevant transaction by the following ratio:

Price of the shares after detachment of preferential subscription rights + Price of the preferential subscription rights
Price of the shares after detachment of preferential subscription rights

For the calculation of this ratio, the prices of the shares after detachment of the preferential subscription right and of the preferential subscription rights will be equal to the arithmetic mean of the opening prices quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on any other regulated or similar market on which the Company’s shares or the preferential subscription rights are listed) on each trading day (jour de bourse) included in the subscription period. If the shares are not listed anymore, the price of the shares shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall at least have an office in Luxembourg.

(b) In the event of financial transactions involving a free distribution of listed subscription warrants to the shareholders with the corresponding ability to sell the securities resulting from the exercise of warrants that were unexercised by their holders at the end of the subscription period open to them, the new exercise ratio will be equal to the product of the exercise ratio in effect prior to commencement of the relevant transaction and the following ratio:

Price of the shares after detachment of warrants + Price of the warrants
Price of the shares after detachment of the warrants

For purposes of the calculation of this ratio:

 the price of the shares after detachment of the warrant will be equal to the volume-weighted average of (i) the share prices quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on any other regulated or similar market on which the shares are listed) on each trading day (jour de bourse) during the subscription period, and (ii) (a) the sale price of the securities sold in connection with the offering, if they are fungible with the Existing Shares, applying the volume of shares sold in the offer to the sale price, or (b) the Company’s share price quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on any other regulated or similar market on which the shares and warrants are both listed) on the date the sale price of the securities sold in the offering is set if such securities are not fungible with the Existing Shares. If the shares are not listed anymore, the price of the shares shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall at least have an office in Luxembourg;

 the price of the warrants will be determined on the basis of the volume-weighted average of (i) the prices of the warrants quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on any other regulated or similar market on which the warrants are listed) on each trading day (jour de bourse) during the subscription period, and (ii) the warrant’s implicit value resulting from the sale price of the shares sold in the offering - which is the difference (if positive), adjusted for the exercise ratio of the warrants, between the sale price of securities sold in the offering and the subscription price of the securities - applying to this determined price the volume corresponding to warrants exercised to allocate the securities sold in the offering. If the warrants are not listed, the price of the warrants shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall at least shall have an office in Luxembourg.

(c) In the event of a distribution of free shares to shareholders, or a share split or reverse share split, the exercise ratio will be determined by multiplying the exercise ratio in effect prior to the transaction by the following ratio:

Number of shares included in share capital after the transaction
Number of shares included in share capital before the transaction

(d) In the event of a capital increase by incorporation of reserves, profits or premiums, achieved by increasing the par value of the Company’s shares, the par value of the shares that the holders may obtain upon exercise of their Warrants will be increased accordingly.

(e) In the event of a distribution of reserves or premiums in cash or in kind, the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the commencement of the relevant transaction by the following ratio:

Share price before distribution
Share price before distribution – Amount distributed per share or the value of the securities or assets distributed per share

For purposes of the calculation of this ratio:

 the share price before the distribution will be equal to the daily volume-weighted average price of the Company’s shares quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on another regulated or similar market on which the shares are listed) during the three trading days (jours de bourse) preceding the date on which the Company’s shares are traded ex-distribution;

 if the distribution is carried out in-kind:

• in the event of a distribution of securities that are already listed on a regulated or similar market, the price of the distributed securities will be determined as provided above;

• in the event of a distribution of securities that are not yet listed on a regulated or similar market, the price of the distributed securities will be equal, if they are expected to be listed on a regulated or similar market within ten trading days (jours de bourse) following the date on which the shares of the Company are listed ex-distribution, to the volume-weighted average price of the distributed securities quoted on such market for the first three trading days (jours de bourse) included in this period during which such securities are listed; and

• in other cases (distributed securities not listed on a regulated or similar market or listed for less than three trading days (jours de bourse) within the above-mentioned ten day trading period, or in the case of a distribution of assets), the price of the securities or assets distributed per share will be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall at least have an office in Luxembourg.

(f) In the event of a free distribution to the Company’s shareholders of securities other than shares of the Company the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the commencement of the relevant transaction by the following ratio:

Price of the share ex-free distribution right + Price of the securities allotted with respect to each share
Price of the share ex-free distribution right

For purposes of the calculation of this ratio:

• the price of the share ex-free distribution right will be determined on the basis of the volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on another regulated or similar market on which the shares ex-free distribution rights are listed) of the shares ex-free distribution rights during the first three trading days (jours de bourse) following the date on which the Company shares are traded ex-free distribution right; If the shares are not listed anymore, the price of the shares shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall at least have an office in Luxembourg. and

• if the securities distributed are listed or may be listed on Euronext Paris (or, in the absence of a listing on Euronext Paris, on another regulated or similar market), over the 10 trading days (jours de bourse) period beginning on the date on which the shares are traded ex-distribution, the value of the security or securities distributed per share will be equal to the volume-weighted average price of such securities on such market during the first three trading days (jours de bourse) (inclusive) in such period during which the securities are listed. In the absence of a listing for the securities during each of these three trading days (jours de bourse), the value of the security or securities distributed per share will be determined by an internationally recognised expert chosen by the Company and acceptable for the Subscriber and which expert shall at least have an office in Luxembourg.

(g) In the event that the Company is merged into another company (absorption) or is merged with one or more companies forming a new company (fusion) or is spin-off (scission), the

Warrants will give right to allotment of shares of the merged or new company or of the beneficiary companies of such spin-off.

The new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the commencement of the relevant transaction by the exchange ratio of shares in the Company to the shares of the acquiring or new company or the beneficiary companies of a spin-off. These companies will be automatically substituted for the Company with respect to its obligations towards the holders of the Warrants.

(h) In the event of a repurchase by the Company of its own shares at a price higher than the market price, the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the repurchase by the following ratio:

Share price x (1-Pc%)
Share price – Pc% x Repurchase price

For purposes of this calculation:

• “Share price” means the volume-weighted average price of the Company’s shares quoted on Euronext Paris (or, if the shares are not listed on Euronext Paris, on another regulated or similar market on which the shares are listed) during the last three trading days (jours de bourse) preceding the repurchase (or the repurchase option);

• “Pc%” means the percentage of share capital repurchased; and

• “Repurchase price” means the actual price at which any shares are repurchased.

(i) In the event the Company changes its profit distribution and/or creates preferred shares, the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the commencement of the relevant transaction by the following ratio:

Share price before the modification
Share price before the modification – Reduction per share of the right to profit distributions

For purposes of the calculation of this ratio:

• the share price before the modification will be determined by the volume-weighted average price of the Company’s shares quoted on Euronext Paris (or, if the shares are not listed on Euronext Paris, on another regulated or similar market on which the shares are listed) during the last three trading days (jours de bourse) preceding the date of the modification. If the shares are not listed anymore, the price of the shares before the modification shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall have at least an office in Luxembourg.

• the reduction per share of the right to profit distributions will be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall have at least an office in Luxembourg.

Notwithstanding the foregoing, if such preferred shares are issued with preferential subscription rights maintained or by way of a free distribution of warrants to purchase such preferred shares, the new exercise ratio will be adjusted pursuant to paragraphs (a) or (e) above.

In the event that preference shares are created which do not modify the Company’s profit distribution, any adjustment to the exercise ratio will be determined, if necessary, by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall have at least an office in Luxembourg.

(j) In the event of a redemption of share capital, the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the commencement of the relevant transaction by the following ratio:

Share price before redemption
Share price before redemption – Amount of the redemption per share

For purposes of calculating this ratio, the share price before redemption will be equal to the volume-weighted average price of the Company’s shares quoted on Euronext Paris (or, if the shares are not listed on Euronext Paris, on another regulated or similar market on which the shares are listed) during the last three trading days (jours de bourse) preceding the date on which the shares are traded ex-redemption. If the shares are not listed anymore, the price of the shares before redemption shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall have at least an office in Luxembourg.

Other adjustments:

In the event that the Company carries out transactions for which an adjustment was not made under paragraphs (a) to (j) above and where further legislation or regulation require an adjustment in the event of subsequent legislation or regulations modify the adjustments referred to in paragraphs (a) to (j) above, the Company will proceed with the adjustment in accordance with legislative or regulatory provisions and usual practices on the French market.

Part 5

Definition of EURIBOR

"EURIBOR" means:

(a) in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b) in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c) in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the "Representative Period").

For the purposes of paragraphs (a) to (c) above,

(i) "available" means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), or any successor to that function of EMMI, as determined by the Subscriber; and

(ii) "Screen Rate" means the rate of interest for deposits in EUR for the relevant period as published at 11h00, Brussels time, or at a later time acceptable to the Subscriber on the day (the "Reset Date") which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Subscriber.

If such Screen Rate is not so published, the Subscriber shall request the principal euro-zone offices of four major banks in the euro-zone, selected by the Subscriber, to quote the rate at which EUR deposits in a comparable amount are offered by each of them as at approximately 11h00, Brussels time, on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.

If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If no sufficient quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Subscriber, at approximately 11:00 a.m., Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period.

The Subscriber shall inform the Borrower without delay of the quotations received by the Subscriber.

All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.

If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI (or any successor to that function of EMMI as determined by the Subscriber) in respect of EURIBOR, the Subscriber may by notice to the Borrower amend the provision to bring it into line with such other provisions.

If the Screen Rate becomes permanently unavailable, the EURIBOR replacement rate will be the rate (inclusive of any spreads or adjustments) formally recommended by (i) the working group on euro risk-free rates established by the European Central Bank (ECB), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) the European Money Market Institute, as the administrator of EURIBOR, or (iii) the competent authority responsible under Regulation (EU) 2016/1011 for supervising the European Money Market Institute, as the administrator of the EURIBOR, (iv) the national competent authorities designated under Regulation (EU) 2016/1011, or (v) the European Central Bank.

If no Screen Rate and/or the EURIBOR replacement rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Subscriber to be the all-inclusive cost to the Subscriber for the funding of the relevant Tranche based upon the then applicable internally generated Subscriber reference rate or an alternative rate determination method reasonably determined by the Subscriber.